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                                  EXHIBIT 10.2

                  Patent License Agreement for the Use of AC-3 Technology in the Manufacture of DVD-Video Discs dated August 9, 2002, between Koninklijke Philips Electronics N.V. and Metatec International, Inc.

This Agreement is entered into this 9th day of  August, 2002 by and between

KONINKLIJKE PHILIPS ELECTRONICS N.V., having its registered offices in Eindhoven, The Netherlands, (hereinafter referred to as "Philips")

and

METATEC INTERNATIONAL, INC., having its registered office in 7001 Metatec Blvd., Dublin, Ohio 43017 (hereinafter referred to as "Licensee")


WHEREAS, Licensee is engaged in the manufacture of DVD-Video Discs and, in the process of such manufacture, is making use of the technology developed by Dolby Laboratories Inc. and known as AC-3;

WHEREAS, Philips, Institut fur Rundfunk Technik G.m.b.H. of Munchen, Germany,
(IRT) and France Telecom R&D of Issy Les Moulineaux, France (France Telecom) own certain patents relating to the AC-3 technology, these patents (hereinafter referred to as "Licensed Patents") are listed in Exhibit I hereto;

WHEREAS, Philips has been authorized by IRT and France Telecom to grant licenses for the use of the Licensed Patents in connection with the manufacture of DVD-Video Discs making use of the AC-3 technology, while IRT and France Telecom each retain the right also to license their respective patents relating to the AC-3 technology separately so that interested manufacturers may opt to take out individual licenses under the relevant patents of Philips, IRT and France Telecom instead of a combined license;

WHEREAS, Licensee has requested from Philips a license under the Licensed Patents in connection with the manufacture of DVD-Video Discs making use of AC-3 and Philips is willing to grant such license on the conditions set forth herein;

IT IS HEREBY AGREED AS FOLLOWS:


                             ARTICLE 1 - DEFINITIONS
                             -----------------------

1.01 "DISC" shall mean a non-recordable reflective disc-shaped information carrier comprising any kind of information including, but not limited to, audio, video, text and/or data related information, which is irreversibly stored in one or more layers during and as an integral part of the manufacturing process of the disc in a form which is optically readable by playback devices using a laser-beam.

1.02 "PLAYER" shall mean a playback device for optically reading information stored on a Disc and converting such information into electrical signals for reproduction purposes.

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1.03     "DVD-VIDEO DISC" shall mean a replicated Disc comprising any kind of information including, but not limited to, audio, video, text, and/or data related information, encoded in digital form, which is optically readable by a DVD-Video Player (as hereinafter defined).

1.04 "DVD-VIDEO PLAYER" shall mean a Player capable of reproducing information stored on a DVD-Video Disc and converting such information into electrical signals, in accordance with the DVD-Video and DVD-ROM Standard Specifications (as hereinafter defined), which electrical signals are directly capable and intended to be used for visual reproduction through standard television receivers and/or video monitors.

1.05 "DVD-VIDEO AND DVD-ROM STANDARD SPECIFICATIONS" shall mean the specifications for the DVD Systems, as specified in the document "DVD Specifications for Read-Only Disc, version 1.0 (parts 1, 2 and 3)" of August 1996, or any updated version thereof, as issued by the DVD Format/Logo Licensing Corporation.

1.06 "LICENSED PRODUCT(S)" shall mean DVD-Video Discs incorporating the AC-3 technology, manufactured and/or sold in accordance with the provisions hereof, which have been duly reported and on which the royalties due hereunder are paid in accordance with the provisions of this Agreement.

1.07 "LICENSED PATENTS" shall mean the patents as listed in Exhibit I hereto.

         The term "ESSENTIAL" as used in relation to patents in this Agreement shall refer to patents, the use of which is necessary (either directly or as a practical matter) for the use of the AC-3 technology in connection with the Licensed Products.

         Philips will commission an independent patent expert to review the European, Japanese and US patents listed as essential in Exhibit I in order to confirm the essentiality of such patents. In the event that said independent expert would find that any of the patents would not qualify as essential as defined in this Agreement, Philips shall delete such patent (as well as the equivalent national patents) from the relevant Exhibit and such patent will be put on the relevant Exhibit of non-essential patents. Any such finding and deletion however, shall not affect the obligation of Licensee to pay the royalty on each Licensed Product as specified in Article 3.01, provided that, in the event that none of the Licensed Patents would be infringed by the manufacture of Licensed Products within the Territory, Licensee shall have no obligation to pay royalties in respect of Licensed Products manufactured within the Territory and which are directly sold for final use within the Territory or directly exported for final use to a country in which no Licensed Patents subsist. Notwithstanding such deletion, Licensee shall retain the right to continue the use of such deleted patent(s) in accordance with this Agreement, without any additional payment, unless Licensee explicitly notifies Philips in writing of its decision to waive such right.

         In the event that Philips or IRT or France Telecom (or any of their Associated Companies, as hereinafter defined) would have additional patents (other than patents acquired from third parties after the date of January 1, 1997) in its patent portfolio which are essential to the manufacture, sale or other disposal of Licensed Products and which have a filing date or are entitled to a so-called priority date prior to January 1, 1997, but which have not been listed as essential patents in the Exhibit hereto, Philips will notify Licensee accordingly and such additional patents will be added to the Licensed Patents. Any patents as may be added as

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         essential patents to the Exhibit, will similarly be subject to the review by the independent patent expert in accordance with the preceding paragraph.

         The patent lists provided to Licensee upon execution of the Agreement are subject to change in accordance with the provisions of this Agreement. With regard to the rights granted to Licensee hereunder, the patent lists published by Philips on its website (www.licensing.philips.com) or otherwise communicated by Philips to Licensee after the date of execution hereof shall prevail over the lists provided to Licensee upon execution of this Agreement.

1.08 "Associated Company" shall mean any one or more business entities (1) owned or controlled by Philips, IRT, France Telecom or Licensee, (2) owning or controlling Philips, IRT, France Telecom or Licensee, or (3) owned or controlled by the business entity owning or controlling Philips, IRT, France Telecom or Licensee at the material time. For the purposes of this definition a business entity shall be deemed to own and/or to control another business entity if more than 50% (fifty per cent) of the voting stock of the latter business entity, ordinarily entitled to vote in the election of directors, (or, if there is no such stock, more than 50% (fifty per cent) of the ownership of or control in the latter business entity) is held by the owning and/or controlling business entity.

1.09 "Territory" shall mean the geographic area known as the United States of America, its territories and possessions.

                           ARTICLE 2 - GRANT OF RIGHTS
                           ---------------------------

2.01 For the term of this Agreement, Philips hereby grants to Licensee a non-exclusive, non-transferable license under the Licensed Patents to use the AC-3 technology in the manufacture of Licensed Products within the Territory and to sell or otherwise dispose of Licensed Products so manufactured in all countries of the world.

2.02 In consideration of the undertakings set forth in Articles 2.01, 202 and 2.04 and similar undertakings by third party licensees of Philips and without prejudice of the provisions of Article 5, for a period of ten years from the Effective Date (as hereinafter defined) Licensee agrees to grant to Philips, IRT, France Telecom and their respective Associated Companies in respect of the use of the AC-3 technology in the manufacture of DVD-Video Discs, non-exclusive, non-transferable licenses, on reasonable, non-discriminatory conditions comparable to those set forth herein, to use the AC-3 technology in the manufacture of DVD-Video Discs and to sell or otherwise dispose of DVD-Video Discs, under any and all present and future patents, for which Licensee or its Associated Companies have or may hereafter acquire the right to grant licenses and which are essential to the use of AC-3 technology in the manufacture of DVD-Video Discs and the subsequent sale or other disposal thereof, and which patents were first filed in any country of the world prior to the date of termination of this Agreement.

2.03 Philips undertakes that it will offer, at the request of any of Licensee's Associated Companies, which has concluded a DVD Video Disc and DVD ROM Disc Patent License Agreement, to any such Associated Company, a non-exclusive and non- transferable license under the Licensed Patents to use the AC-3 technology in the manufacture of DVD-Video Discs on reasonable and non-discriminatory conditions comparable to those set forth herein, to manufacture, sell or otherwise dispose of DVD-Video Discs incorporating the

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         AC-3 technology.

         In consideration of Philips' undertaking as set out in the preceding paragraph, Licensee undertakes that all of its Associated Companies which have or may hereafter acquire patents essential to the manufacture, sale or other disposal of DVD-Video Discs incorporating the AC-3 technology and which patents were first filed in any country of the world prior to the date of termination of this Agreement, shall make available licenses under such patents, on reasonable, non-discriminatory conditions comparable to those set forth herein to Philips, any of Philips' Associated Companies and to other third parties who have entered or will enter into a license agreement with Philips or an Associated Company of Philips in respect of DVD-Video Discs incorporating the AC-3 technology.


                   ARTICLE 3 - ROYALTIES, REPORTS AND PAYMENTS
                   -------------------------------------------

3.01 In consideration of the rights granted hereunder by Philips to Licensee, Licensee agrees to pay to Philips a royalty of US$ 0.003 (three tenths of a US dollar cent) on each Licensed Product sold by Licensee, in which any one or more of the Licensed Patent(s) is (are) used, irrespective of whether such Licensed Patent(s) is (are) used in the country of manufacture, sale or other disposal.

         A Licensed Product shall be considered sold when invoiced or, if not invoiced, when delivered to a party other than Licensee.

         For the avoidance of doubt, in the event the manufacture by Licensee of Licensed Products within the Territory would not infringe any of the Licensed Patents, Licensee shall have no obligation to pay the royalties due on the basis of this Agreement in respect of Licensed Products manufactured within the Territory and which are directly sold for final use within the Territory or directly exported for final use to a country in which no Licensed Patents subsist.

3.02 Within 30 days following 31 March, 30 June, 30 September and 31 December of each year during the term of this Agreement, Licensee shall submit to Philips (even in the event that no sales have been made) a written statement, signed by a duly authorized officer on behalf of Licensee, setting forth with respect to the preceding quarterly period:

         (1) the quantities of DVD-Video Discs incorporating the AC-3 technology manufactured by Licensee;

         (2)      a computation of the royalties due under this Agreement.

         Licensee shall pay the royalties due to Philips within 30 days after the end of each quarterly period, in US Dollars.

         Licensee shall submit to Philips, once per calendar year, an audit statement by its external auditors, who shall be public certified auditors, confirming that the quarterly royalty statements as submitted by Licensee to Philips for the last four quarterly periods, are true, complete and accurate in every respect. Such statement shall be submitted within 90 days following the end of Licensee's financial year.

 3.03 Within 30 days following the expiration or termination of this Agreement, Licensee shall submit to Philips a certified report on the number of Licensed Products in stock at the time of

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         expiration or termination of this Agreement. Royalties, calculated in accordance with Article 3.01, shall be due and payable on all Licensed Products manufactured prior to, but remaining in stock with Licensee on the date of expiration or termination of this Agreement. For the avoidance of doubt, this Article 3.03 shall be without prejudice to the provisions of Article 5.06.

3.04 Any payment under this Agreement which is not made on the date(s) specified herein, shall accrue interest at the rate of 2% (two per cent) per month (or part thereof) or the maximum amount permitted by law, whichever is lower.

3.05 All payments to Philips under this Agreement shall be made by transfer in such currency, convertible in the sense of Articles VIII and XIX of the Articles of Agreement of the International Monetary Fund, as designated by Philips. The rate of exchange for converting the currency of the Territory shall be the telegraphic transfer selling rate of the designated currency as officially quoted in the Territory by the officially authorized foreign exchange bank for payment of currency transactions on the day that the amount is due and payable.

3.06 All costs, stamp duties, taxes and other similar levies arising from or in connection with the conclusion of this Agreement shall be borne by Licensee. However, in the event that the government of a country imposes any income taxes on payments made by Licensee to Philips hereunder and requires Licensee to withhold such tax from such payments, Licensee may deduct such tax from such payments. In such event, Licensee shall promptly provide Philips with tax receipts issued by the relevant tax authorities so as to enable Philips to support a claim for credit against income taxes which may be payable by Philips and/or its Associated Companies in The Netherlands and to enable Philips to document, if necessary, its compliance with tax obligations in any jurisdiction outside The Netherlands.

3.07 In order that the royalty statements provided for in this Article 3 may be verified, Licensee shall keep complete and accurate books and records and shall keep the books and records available for a period of 5 years following the manufacture, sale or other disposal of each Licensed Product.

         In order to verify the correctness of the aforementioned royalty statements, Philips shall have the right to inspect the books and records of Licensee from time to time. Any such inspection shall take place no more than once per calendar year and shall be conducted by a public certified auditor appointed by Philips. Philips shall give Licensee written notice of such inspection at least 7 days prior to the inspection. Licensee shall willingly co-operate and provide all such assistance in connection with such inspection as Philips and/or the auditor may require. The inspection shall be conducted at Philips' own expense, provided that in the event that Licensee has failed to submit royalty statements and/or yearly written statement(s) by its external auditors, as provided for in Article 3.02, in respect of the period to which the inspection relates or in the event that any discrepancy or error exceeding 3% (three per cent) of the monies actually due is established, the cost of the inspection shall be borne by Licensee, without prejudice to any other claim or remedy as Philips may have under this Agreement or under applicable law.

         Philips' right of inspection as set out in this Article 3.07 shall survive termination or expiration of this Agreement.

3.08 Without prejudice to the provisions of Article 3.07, Licensee shall provide all relevant additional information as Philips may reasonably request from time to time, so as to enable

         Philips to ascertain which products manufactured, sold or otherwise disposed of by Licensee are subject to the payment of royalties to Philips hereunder, the patents which have been used in connection with such products, and the amount of royalties payable.

3.09 As a condition precedent to the entry into force of this Agreement, Licensee shall submit to Philips a royalty statement in respect of DVD-Video Discs incorporating the AC-3 technology manufactured and sold or otherwise disposed of by Licensee before the Effective Date of this Agreement in accordance with the provisions of Article 3.02. Within 7 days following the execution of this Agreement, Licensee shall pay to Philips the royalties on such DVD-Video Discs incorporating the AC-3 technology, calculated by applying the royalty rate of US$ 0.003 for each such DVD-Video Disc incorporating the AC-3 technology. The royalty statement shall similarly be subject to Philips' right of audit as set out in Article 3.07. Within 45 days following the execution of this Agreement, Licensee shall submit to Philips an audit statement by its external auditors, who shall be public certified auditors, confirming that this royalty statement is true, complete and accurate in every respect.


                   ARTICLE 4 - NO WARRANTY AND INDEMNIFICATION
                   -------------------------------------------

4.01 It is acknowledged by Licensee that third parties may own industrial and/or intellectual property rights in the field of the AC-3 technology. Licensee acknowledges and agrees that Philips, IRT and France Telecom and their respective Associated Companies make no warranty whatsoever that the use of the AC-3 technology or the manufacture, sale or other disposal of any Licensed Product does not infringe or will not cause infringement of any industrial and/or intellectual property rights other than the Licensed Patents.

                        ARTICLE 5 - TERM AND TERMINATION
                        --------------------------------

5.01 This Agreement shall enter into force on the "Effective Date", being the date first written above. In the event that validation of this Agreement is required by the competent governmental authorities, the Effective Date shall be the date of such validation. This Agreement shall remain in force for a period of 10 years from the Effective Date, unless terminated earlier in accordance with the provisions of this
         Article 5.

5.02 Without prejudice to the provisions of Article 5.03 through 5.06, each party may terminate this Agreement at any time by means of written notice to the other party in the event that the other party fails to perform any obligation under this Agreement and such failure is not remedied within 30 days after receipt of a notice specifying the nature of such failure and requiring it to be remedied. Such right of termination shall not be exclusive of any other remedies or means of redress to which the non-defaulting party may be lawfully entitled and all such remedies shall be cumulative. Any such termination shall not affect any royalties or other payment obligations under this Agreement accrued prior to such termination.

5.03 Philips may terminate this Agreement forthwith by means of notice in writing to Licensee in the event that a creditor or other claimant takes possession of, or a receiver, administrator or similar officer is appointed over any of the assets of Licensee or in the event that Licensee makes any voluntary arrangement with its creditors or becomes subject to any court or administration order pursuant to any bankruptcy or insolvency law.

5.04 Additionally, insofar as legally permitted, Philips may terminate this Agreement at any time by means of written notice to Licensee in case Licensee or an Associated Company of Licensee has

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         been found liable by a competent court or administrative authority to have committed a serious act of piracy with respect to copyrights of third parties.

5.05 Philips shall have the right to terminate this Agreement forthwith or to revoke the license granted under any of Philips', IRT's or France Telecom's respective patents in the event that Licensee or any of its Associated Companies brings a claim for infringement of any of its patents essential for the use of the AC-3 technology in the manufacture of DVD-Video Discs and/or the sale or other disposal thereof against Philips, IRT or France Telecom and/or any of their respective Associated Companies and Licensee refuses to license such patents on fair and reasonable conditions to Philips, IRT and France Telecom respectively.

5.06 Upon the termination of this Agreement by Philips for any reason pursuant to Article 5.02 through 5.05, Licensee shall immediately cease the manufacture, sale or other disposal of DVD-Video Discs incorporating the AC-3 technology in which any one or more of the Licensed Patents are used. Further, upon such termination, any and all amounts outstanding hereunder shall become immediately due and payable.

5.07 All provisions of this Agreement which are intended to survive (whether express or implied) the expiry or termination of this Agreement, shall so survive.

                            ARTICLE 6 - MISCELLANEOUS
                            -------------------------

6.01 Any notice required under this Agreement to be sent by either party shall be given in writing by means of a letter or facsimile directed:

         in respect of Licensee, to:

         Metatec International, Inc.
         7001 Metatec Blvd.,
         Dublin, Ohio 43017
         Fax: (614) 798-5847


         in respect of Philips, to:

         Koninklijke Philips Electronics N.V.
         c/o Philips International B.V.
         Intellectual Property & Standards - Legal Department
         P.O. Box 80002, Building SFF-8
         5600 JB Eindhoven
         The Netherlands
         Fax. +31 40 2734131


         with a copy to:

         U.S. Philips Corporation
         580 White Plains Road
         Tarrytown, New York 10591
         Fax: (914) 332-0615

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         or to such other address as may have been previously specified in writing by either party to the other.

6.02 This Agreement sets forth the entire understanding and agreement between the parties as to the subject matter hereof and supersedes and replaces all prior arrangements, discussions and understandings between the parties relating thereto. Neither party shall be bound by any obligation, warranty, waiver, release or representation, except as expressly provided herein, or as may subsequently be agreed in writing between the parties.

6.03     Nothing contained in this Agreement shall be construed:

         (a) as imposing on either party any obligation to instigate any suit or action for infringement of any of the patents licensed hereunder or to defend any suit or action brought by a third party which challenges or relates to the validity of any of such patents. Licensee shall have no right to instigate any such suit or action for infringement of any of the patents licensed by Philips hereunder, nor the right to defend any such suit or action which challenges or relates to the validity of any such patent licensed by Philips hereunder;

         (b) as imposing any obligation to file any patent application or to secure any patent or to maintain any patent in force;

         (c) as conferring any license or right to copy or imitate the appearance and/or design of any product of Philips, IRT, France Telecom or any of their Associated Companies;

         (d) as conferring any license to manufacture, use, sell or otherwise dispose of any product or device other than a Licensed Product.

6.04 Neither the failure nor the delay of either party to enforce any provisions of this Agreement shall constitute a waiver of such provision or of the right of either party to enforce each and every provision of this Agreement.

6.05 Should any provision of this Agreement be finally determined void or unenforceable in any judicial proceeding, such determination shall not affect the operation of the remaining provisions hereof, provided that, in such event, Philips shall have the right to terminate this Agreement by written notice to Licensee.

6.06 This Agreement shall be governed by and construed in accordance with the laws of The State of New York.

         Any dispute between the parties hereto in connection with this Agreement (including any question regarding its existence, validity or termination) shall be submitted to any state or federal courts in The State of New York, provided always that, in case Philips is the plaintiff, Philips may at its sole discretion submit any such dispute to either the state or federal courts in the venue of Licensee's registered office, or to any of the state or federal courts in the Territory having jurisdiction. Licensee hereby irrevocably waives any objection to the jurisdiction, process and venue of any such court and to the effectiveness, execution and enforcement of any order or judgment (including, but not limited to, a default judgment) of any such court in relation to this Agreement, to the maximum extent permitted by the law of any jurisdiction, the laws of which might be claimed to be applicable regarding the effectiveness, enforcement or execution of such order or judgment.


AS WITNESS, the parties hereto have caused this Agreement to be signed on the date first written above.


KONINKLIJKE PHILIPS ELECTRONICS                  METATEC INTERNATIONAL, INC.
N.V.



/s/ B. Mache                                       /s/ Gary W. Qualmann
-------------------------------                  -----------------------------
Name:  Bernd Mache                               Name:  Gary W. Qualmann

Title:  Chief Financial Officer                  Title: Chief Financial Officer
      -------------------------                        -----------------------
Date:   August 13, 2002                          Date:  August 9, 2002
     --------------------------                       ------------------------